Exhibit 99.1

NEWS RELEASE

Allegheny Technologies Incorporated	Contact:
Corporate Headquarters	Dan L. Greenfield
1000 Six PPG Place	412-394-3004
Pittsburgh, PA 15222-5479 U.S.A. www.ATImetals.com

Allegheny Technologies Elects New Director

Pittsburgh, PA, February 26, 2015 – Allegheny Technologies Incorporated (NYSE: ATI) announced today that David J. Morehouse has been elected to the ATI Board of Directors. His election increases the number of directors to eleven.

Mr. Morehouse, 54, is Chief Executive Officer and President of Pittsburgh Penguins LLC, which owns and operates the Pittsburgh Penguins National Hockey League team. He was named President of the Pittsburgh Penguins in April 2007 and has also served as Chief Executive Officer since September 2010. He joined the Pittsburgh Penguins in 2004 as a consultant for special projects, including the team’s new arena. Prior to joining the Pittsburgh Penguins, Mr. Morehouse worked on several presidential political campaigns and held positions in the White House and the Pentagon. Mr. Morehouse started his career as a boilermaker before attending the Community College of Allegheny County and Duquesne University. He holds a Master’s Degree in Public Administration from Harvard University’s John F. Kennedy School of Government.

“We are pleased to welcome David Morehouse to the ATI Board. David has extensive experience in leadership, strategic planning and development, operations, branding and marketing, and government. His experience and innovative thinking will be valuable resources in support of ATI’s strategy to be an aligned and integrated company focused on creating value through relentless innovation. We look forward to his contributions,” said Rich Harshman, ATI’s Chairman, President and Chief Executive Officer.

Mr. Morehouse has been appointed to serve on the Audit Committee and the Technology Committee and will stand for election at the 2015 Annual Meeting of Stockholders.

Building the World’s Best Specialty Materials Company™

Allegheny Technologies Incorporated is one of the largest and most diversified specialty materials and components producers in the world with revenues of approximately $4.2 billion in 2014. ATI has approximately 9,700 full-time employees world-wide who use innovative technologies to offer global markets a wide range of specialty materials solutions. Our major markets are aerospace and defense, oil and gas/chemical process industry, electrical energy, medical, automotive, food equipment and appliance, and construction and mining. The ATI website is www.ATImetals.com.